ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Addison, Texas, May 18, 2015; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the first quarter ended March 31, 2015 and provided a review of its operating activities.

Since the beginning of the year there have been two significant events that have occurred:

¬	The signing of the Binding Letter of Intent to acquire Altrazeal Trading GmbH; and
¬	The development of four prescription products in our mucoadhesive film delivery technology.

The acquisition of Altrazeal Trading GmbH is projected to have a significant impact on our operating results and improve our operating margins. Should the initial clinical testing of the mucoadhesive film products be successful this provides the opportunity to establish multiple Development Agreements with pharmaceutical companies.

Based on the first quarter activities, the Company projects in 2015:

¬	Altrazeal® will be marketed in approximately 50 countries by the end of 2015;
¬	The marketing network will be extended to include Latin America and Asian markets;
¬	Clinical support for Altrazeal in additional indications will be generated;
¬	Initial clinical data on the mucoadhesive film products will be developed; and
¬	Operating margins for Altrazeal® will be further improved.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, “Progress has been made in many areas since the beginning of the year. We are very pleased to have been able to sign the Binding Term Sheet to acquire Altrazeal Trading GmbH, and to begin to realize the benefits to be derived from this transaction. There have been numerous positive developments with the commercialization of Altrazeal®  including a positive launch in Germany, extensive activities in the Middle East, product registrations, achievement of reimbursement, and development of additional clinical data for Altrazeal®  in new indications including severe burns. Also, we are very pleased with the rapid progress that has been made incorporating four prescription active ingredients into out mucoadhesive film technology.”

For the first quarter of 2015, the Company reported a net loss of $738,000, or $0.03 per share, compared with a net loss of $868,000, or $0.04 per share, for the same period last year.

Commenting on the financial results, Mr. Gray continued, “Due to significant litigation expenses in 2014, and the impact of the acquisition of Altrazeal Trading GmbH comparison of results between periods during 2015 will be distorted. The first quarter results are further impacted by the loss on extinguishing debt in 2014 and the exchange loss experienced in 2015 due to the devaluation of the Euro against the U.S. Dollar. Eliminating depreciation, amortization, and share-based compensation our operating loss in 2015 was $382,000 compared with $486,000 in 2015. With significantly improved gross margin associated with the Altrazeal Trading GmbH acquisition, we are well positioned to eliminate losses with revenue growth. Margins are projected to improve further in the second half of 2015 due to operating efficiencies, increased production, and yield improvements.”

Operating Results

Revenues
Revenues for the first quarter of 2015 were $295,000 as compared to revenues of approximately $102,000 for the first quarter of 2014.  The increase of $193,000 in revenues is attributable to an increase in Altrazeal® product sales primarily reflecting a significant shipment to our Middle East distributors, and reflects the revised pricing resulting from the recently announced acquisition of Altrazeal Trading GmbH.

Research and Development
Research and development expenses for the first quarter of 2015 were $204,000, including $18,000 in share-based compensation, as compared to $187,000, which included $5,000 in share-based compensation, for the first quarter of 2014.  The increase of $17,000 in research and development expenses was primarily due to share-based compensation and an increase of $12,000 direct research costs primarily related to Altrazeal®.

Selling, General and Administrative
Selling, general and administrative expenses for the first quarter of 2015 were $446,000, including $57,000 in share-based compensation, as compared to $469,000, which included $19,000 in share-based compensation, for the first quarter of 2014.  The decrease of $23,000 in selling, general and administrative expenses was primarily due to a decrease of $86,000 in investor relations consulting as the prior year included the recognition of a share-based compensation award, a decrease of $51,000 in legal costs due to settlement of a licensing agreement dispute, and a decrease of $24,000 in commission costs relating to product licensing.  These decreases in expense were partially offset by an increase of $77,000 in European marketing costs and an increase of $35,000 in directors fees related to share-based compensation.

Other income and Other expenses
Interest expense for the first quarter of 2015 was $13,000 as compared to $(36,000) for the first quarter of 2014.  The increase of $49,000 in interest expense is primarily attributable to the prior year expense including a credit of $101,000 associated with the offset in January 2014 of the outstanding notes receivable against the outstanding principle due and the final payoff in March 2014 of the convertible promissory note with Inter-Mountain.

Foreign currency transaction loss for the first quarter of 2015 was $93,000 as compared to nil for the first quarter of 2014.  The increase of $93,000 relates to a decrease in the Euro exchange rate experienced during 2014 and 2015 as the pricing of Altrazeal® to our international distributors is denominated in Euros.

Loss on early extinguishment of convertible note for the first quarter of 2015 was nil as compared to $135,000 for the first quarter of 2014, as a result of our election to exercise our rights under the June 2012 Note and to offset amounts we owed to Inter-Mountain against amounts it owed to us under the Investor Notes.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated launch of Altrazeal® in various markets and countries, the achievement of our commercial objectives, our financial position and revenue growth, and the timing of our product shipments.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended March 31,
	2015	2014
Revenues
License fees	$14,539	$14,539
Royalty income	---	---
Product sales, net	280,109	87,441
Total Revenues	294,648	101,980

Costs and Expenses
Cost of goods sold	101,530	41,042
Research and development	204,159	187,595
Selling, general and administrative	446,157	469,073
Amortization of intangible assets	117,161	117,161
Depreciation	58,309	60,554
Total Costs and Expenses	927,316	875,425
Operating (Loss)	(632,668)	(773,445)

Other Income (Expense)
Interest and miscellaneous income	142	4,541
Interest expense	(12,969)	35,691
Equity in earnings (loss) of unconsolidated subsidiary	---	---
Foreign currency transaction (loss)	(92,778)	---
Loss on early extinguishment of convertible note	---	(135,078)
(Loss) Before Income Taxes	(738,273)	(868,291)

Income taxes	---	---
Net (Loss)	$(738,273)	$(868,291)

Less preferred stock dividends	---	---
Net (Loss) Allocable to Common Stockholders	$(738,273)	$(868,291)

Basic and diluted net (loss) per common share	$(0.03)	$(0.04)

Weighted average number of common shares outstanding	24,458,018	21,416,265

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)

Cash and cash equivalents	$10,378	$550,458
Current assets	1,436,931	1,815,999
Property and equipment, net	373,801	432,110
Other assets	3,096,597	3,213,758
Total assets	4,907,329	5,461,867

Current liabilities	1,981,189	1,868,772
Long term liabilities – convertible notes payable	---	---
Long term liabilities – deferred revenue	824,635	839,174
Total liabilities	2,805,824	2,707,946
Total stockholders’ equity	2,101,505	2,753,921